Exhibit 10.3

Execution Version

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Master Manufacturing Services Agreement

Master Manufacturing Services Agreement

14 JULY 2017

Table of Contents

ARTICLE 1		5

Structure of Agreement and Interpretation		5

1.1	Master Agreement.	5
1.2	Product Agreements.	5
1.3	Definitions.	6
1.4	Currency.	11
1.5	Sections and Headings.	11
1.6	Singular Terms.	11
1.7	Appendix 1, Schedules and Exhibits.	11

PATHEON'S MANUFACTURING services		12

2.1	Manufacturing Services.	12
2.2	Active Material Yield.	14
2.3	Secondary Manufacturer.	16

ARTICLE 3		17

CLIENT'S OBLIGATIONS		17

3.1	Payment.	17
3.2	Active Materials and Qualification of Additional Sources of Supply.	17

ARTICLE 4		18

CONVERSION fees AND COMPONENT COSTS		18

4.1	First Year Pricing.	18
4.2	Price Adjustments – Subsequent Years’ Pricing.	18
4.3	Price Adjustments – Current Year Pricing.	20
4.4	Adjustments Due to Technical Changes or Regulatory Authority Requirements.	20
4.5	Multi-Country Packaging Requirements.	21

ARTICLE 5		21

ORDERS, SHIPMENT, INVOICING, PAYMENT		21

5.1	Orders and Forecasts.	21
5.2	Reliance by Patheon.	23
5.3	Minimum Orders.	23
5.4	Delivery and Shipping.	23
5.5	Invoices and Payment.	24

ARTICLE 6		24

PRODUCT CLAIMS AND RECALLS		24

6.1	Product Claims.	24
6.2	Product Recalls and Returns.	25
6.3	Patheon’s Responsibility for Defective and Recalled Products.	25
6.4	Disposition of Defective or Recalled Products.	26
6.5	Healthcare Provider or Patient Questions and Complaints.	27
6.6	Sole Remedy.	27

ARTICLE 7		27

CO-OPERATION		27

7.1	Quarterly Review.	27
7.2	Governmental Agencies.	27
7.3	Records and Accounting by Patheon.	28
7.4	Inspection.	28
7.5	Access.	28
7.6	Notification of Regulatory Inspections.	28
7.7	Reports.	28
7.8	Regulatory Filings.	29

ARTICLE 8		30

TERM AND TERMINATION		30

8.1	Initial Term.	30
8.2	Termination for Cause.	30
8.3	Obligations on Termination.	31

ARTICLE 9		33

REPRESENTATIONS, WARRANTIES AND COVENANTS		33

9.1	Authority.	33
9.2	Client Warranties.	33
9.3	Patheon Warranties.	33
9.4	Permits.	34
9.5	No Warranty.	34

ARTICLE 10		35

REMEDIES AND INDEMNITIES		35

10.1	Consequential and Other Damages.	35
10.2	Limitation of Liability.	35
10.3	Patheon Indemnity.	36
10.4	Client Indemnity.	36

ARTICLE 11		36

CONFIDENTIALITY		36

11.1	Confidential Information.	36
11.2	Use of Confidential Information.	37
11.3	Exclusions.	37
11.4	Photographs and Recordings.	38
11.5	Permitted Disclosure.	38
11.6	Marking.	38
11.7	Return of Confidential Information.	38
11.8	Remedies.	38

ARTICLE 12		39

DISPUTE RESOLUTION		39

12.1	Commercial Disputes.	39
12.2	Technical Dispute Resolution.	39

ARTICLE 13		39

MISCELLANEOUS		39

13.1	Inventions.	39
13.2	Intellectual Property.	40
13.3	Insurance.	40
13.4	Independent Contractors.	41
13.5	No Waiver.	41
13.6	Assignment and Subcontracting.	41
13.7	Force Majeure.	41
13.8	Additional Product.	42
13.9	Notices.	42
13.10	Severability.	43
13.11	Entire Agreement.	43
13.12	Other Terms.	43
13.13	No Third Party Benefit or Right.	43
13.14	Execution in Counterparts.	43
13.15	Use of Client Name.	43
13.16	Taxes.	44
13.17	Governing Law.	45

MASTER MANUFACTURING SERVICES AGREEMENT

THIS MASTER MANUFACTURING SERVICES AGREEMENT (the "Agreement") is made as of 14 July 2017 (the “Effective Date”)

B E T W E E N:

PATHEON UK LIMITED,

a corporation existing under the laws of England;

("Patheon"),

- and -

RECRO IRELAND LIMITED,

a private limited company incorporated in Ireland

("Client").

THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:

ARTICLE 1

Structure of Agreement and Interpretation

1.1	Master Agreement.

This Agreement establishes the general terms and conditions under which Patheon or any Affiliate of Patheon may perform Manufacturing Services for Client or any Affiliate of Client, at the manufacturing site where the Affiliate of Patheon resides. This “master” form of agreement is intended to allow the parties, or any of their Affiliates, to contract for the manufacture of multiple Products through Patheon’s global network of manufacturing sites through the issuance of site specific Product Agreements without having to re-negotiate the basic terms and conditions contained herein.

1.2	Product Agreements.

This Agreement is structured so that a Product Agreement may be entered into by the parties for the manufacture of a particular Product or multiple Products at a Patheon manufacturing site. Each Product Agreement will be governed by the terms and conditions of this Agreement unless the parties to the  Product  Agreement  expressly  modify  the terms  and conditions  of  this Agreement in the Product Agreement. Unless otherwise agreed by the parties, each Product Agreement will be in the general form and contain the information set forth in Appendix 1 hereto.

1.3	Definitions.

The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of these terms will have corresponding meanings:

"Active Materials", “Active Pharmaceutical Ingredients” or “API” means the materials listed in a Product Agreement on Schedule D;

"Active Materials Credit Value" means the value of the Active Materials for certain purposes of this Agreement, as set forth in a Product Agreement on Schedule D;

“Actual Annual Yield” or “AAY” has the meaning specified in Section 2.2(a);

“Actual Yearly Volume” or “AYV” has the meaning specified in Section 4.2.1;

"Affiliate" means:

(a)	a business entity which owns, directly or indirectly, a controlling interest in a party to this Agreement, by stock ownership or otherwise; or
(b)	a business entity which is controlled by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or
(c)	a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party to this Agreement;

For this definition, "control" means the ownership of shares carrying at least a majority of the votes for the election of the directors of a corporation;

“Annual Product Review Report” means the annual product review report prepared by Patheon or an Affiliate of Patheon as described in Title 21 of the United States Code of Federal Regulations, Section 211.180(e);

"Annual Report" means the annual report to the FDA which is required to be prepared and filed by Client regarding the Product as described in Title 21 of the United States Code of Federal Regulations, Section 314.81(b)(2);

"Annual Volume" means the minimum volume of Product to be manufactured in any Year of this Agreement as set forth in Schedule B of a Product Agreement;

"Applicable Laws" means all Laws that apply to the Manufacturing Services, Manufacturing Sites, Products and other activities specified in this Agreement, respectively, including any Product Agreement entered into hereunder. Applicable Laws include, without limitation, the Federal Food, Drug and Cosmetic Act and applicable analogous Laws in any other jurisdiction;

"Authority" means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal;

“Breach Notice” has the meaning specified in Section 0;

"Business Day" means a day other than a Saturday, Sunday or a day that is a statutory holiday in the United Kingdom, the jurisdiction where the Manufacturing Site is located or Philadelphia, Pennsylvania, United States of America;

“Capital Equipment Agreement” means a separate agreement that the parties may enter into that will address responsibility for the purchase of capital equipment and facility modifications that may be required to perform the Manufacturing Services under a particular Product Agreement;

"cGMP" means, as applicable, current good manufacturing practice as described in:

(a)	Parts 210 and 211 of Title 21 of the United States' Code of Federal Regulations;
(b)	EC Directive 2003/94/EC; and
(c)	Division 2 of Part C of the Food and Drug Regulations (Canada);

together with the latest Health Canada, FDA and EMA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time, and analogous applicable requirements of a Regulatory Authority in any other jurisdiction in the Territory;

“Client Intellectual Property” means Intellectual Property (a) controlled, generated or derived by Client before entering into or during the term of this Agreement, or (b) generated or derived by Patheon while performing any Manufacturing Services, or otherwise generated or derived by Patheon in its business, which Intellectual Property is [***];

“Client Property” has the meaning specified in Section 8.3(a)(v);

“Client-Supplied Components” means those Components to be supplied by Client or that have been supplied by Client as set forth in a Product Agreement;

"Components" means, collectively, all packaging components, raw materials, ingredients, and other materials (including labels, product inserts and other labelling for the Products) required to manufacture the Products in accordance with the Specifications, other than the Active Materials;

“Confidential Information” has the meaning specified in Section 11.1;

“Conversion Fee” means the Price for performing the Manufacturing Services [***];

“CTD” has the meaning specified in Section 7.8(c);

“C-TPAT” has the meaning specified in Section 2.1(f);

“Deficiencies” have the meaning specified in Section 7.8(d);

"Deficiency Notice" has the meaning specified in Section 6.1(a);

“Delivery Date” means the date scheduled for shipment of Product under a Firm Order as set forth in Section 5.1(d);

“Disclosing Party” has the meaning specified in Section 11.1;

"EMA" means the European Medicines Agency;

"FDA" means the United States Food and Drug Administration;

"Firm Orders" has the meaning specified in Section 5.1(c);

“Force Majeure Event” has the meaning specified in Section 13.7;

[***];

"GST" has the meaning specified in Section 13.16(a)(iii);

"Health Canada" means the section of the Canadian Government known as Health Canada and includes, among other departments, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate;

“Importer of Record” has the meaning specified in Section 3.2(a);

“Initial Product Term” has the meaning specified in Section 8.1;

“Initial Term” has the meaning specified in Section 8.1;

"Intellectual Property" includes, without limitation, rights in patents, patent applications, formulae, trademarks, trademark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, and know-how;

"Invention" means any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;

"Inventory" means all inventories of Components and work-in-process produced or held by Patheon for the manufacture of the Products but, for greater certainty, does not include the Active Materials;

"Laws" means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority;

“Long Term Forecast” has the meaning specified in Section 5.1(a);

"Manufacturing Services" means the services set forth in this Agreement and a Product Agreement required to manufacture Product or Products using the Active Materials and Components, including, without limitation and as applicable, manufacturing, quality control, quality assurance, stability testing, packaging, and related services;

"Manufacturing Site" means the facility owned and operated by Patheon or an Affiliate of Patheon where the Manufacturing Services will be performed as identified in a Product Agreement;

“Materials” means all Components required to manufacture the Products in accordance with the Specifications, other than the Active Materials;

"Maximum Credit Value" means the maximum value of Active Materials that may be credited by Patheon under this Agreement, as set forth in a Product Agreement on Schedule D;

"Minimum Order Quantity" means the minimum number of batches of a Product to be produced during the same cycle of manufacturing as set forth in a Product Agreement on Schedule B;

“Obsolete Stock” has the meaning specified in Section 5.2(b);

“Patheon Competitor” means [***];

“Patheon Intellectual Property” means Intellectual Property generated or derived by Patheon before performing any Manufacturing Services, developed by Patheon while performing the Manufacturing Services, or otherwise generated or derived by Patheon in its business which Intellectual Property is [***];

“Price” means the fees to be charged by Patheon for performing the Manufacturing Services, [***];

"Product(s)" means the product(s) listed in a Product Agreement on Schedule A;

“Product Agreement” means the agreement between Patheon and Client issued under this Agreement in the form set forth in Appendix 1 (including Schedules A to D) under which Patheon will perform Manufacturing Services at a particular Manufacturing Site for a particular Territory or Territories;

“Product Claims” have the meaning specified in Section 6.3(c);

"Quality Agreement" means the agreement between the parties entering into a Product Agreement, or between the applicable Affiliate of Patheon and Client if the Manufacturing Services are subcontracted to such Affiliate by Patheon, that sets out the quality control and quality assurance standards for the Manufacturing Services to be performed by Patheon for Client;

“Recall” has the meaning specified in Section 6.2(a);

“Recipient” has the meaning specified in Section 11.1;

“Regulatory Approval” has the meaning specified in Section 7.8(a);

"Regulatory Authority" means, as applicable, the FDA, EMA, and Health Canada and any analogous regulatory agencies competent to grant Regulatory Approvals for pharmaceutical products, including the Products in the Territory;

“Remediation Period” has the meaning specified in Section 0;

“Representatives” means a party’s directors, officers, employees, advisers, agents, consultants, subcontractors, service partners, professional advisors, or representatives;

“Resident Jurisdiction" has the meaning specified in Section 13.16(a)(i);

“Shortfall” has the meaning specified in Section 2.2(b);

"Specifications" means the file, for each Product, which is given by Client to Patheon in accordance with the procedures listed in a Product Agreement on Schedule A and which contains documents relating to each Product, including, without limitation:

(a)	specifications for Active Materials and Components;
(b)	manufacturing specifications, directions, and processes;
(c)	storage requirements;
(d)	all environmental, health and safety information for each Product including material safety data sheets; and
(e)	the finished Product specifications, packaging specifications and shipping requirements for each Product;

all as updated, amended and revised from time to time by Client in accordance with the terms of this Agreement;

“Supply Failure” means (a) a Force Majeure Event affecting Patheon’s ability to supply Product in accordance with this Agreement and the applicable Product Agreement for a period of [***], or (b) a material breach by Patheon of its supply obligations under this Agreement, which breach is not cured within the Remediation Period;

“Surplus” has the meaning specified in Section 2.2(c);

“Target Yield” has the meaning specified in Section 2.2(a);

“Target Yield Determination Batches” has the meaning specified in Section 2.2(a);

"Tax" or "Taxes" have the meaning specified in Section 13.16(a);

"Technical Dispute" has the meaning specified in Section 12.2;

"Territory" means the geographic area described in a Product Agreement where Products manufactured by Patheon will be distributed by Client;

"Third Party Rights" means the Intellectual Property of any third party;

"VAT" has the meaning specified in Section 13.16(d);

"Year" means in the first year of this Agreement or in the first year of a Product Agreement, the period from the Effective Date up to and including December 31 of the same calendar year, and thereafter will mean a calendar year.

“Yearly Forecast Volume” or “YFV” has the meaning specified in Section 4.2.1; and

“Zero Forecast Period” has the meaning specified in Section 5.1(f).

1.4	Currency.

Unless otherwise agreed in a Product Agreement, all monetary amounts expressed in this Agreement are in EUROS.

1.5	Sections and Headings.

The division of this Agreement into Articles, Sections, Subsections, an Appendix, Schedules and Exhibits and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement.  Unless otherwise indicated, any reference in this Agreement to a Section, Appendix, Schedule or Exhibit refers to the specified Section, Appendix, Schedule or Exhibit to this Agreement.  In this Agreement, the terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement as a whole and not to any particular part, Section, Appendix, Schedule or Exhibit of this Agreement.

1.6	Singular Terms.

Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.

1.7	Appendix 1, Schedules and Exhibits.

Appendix 1 (including the Schedules thereto) and the following Exhibits are attached to, incorporated in, and form part of this Agreement:

Appendix 1	-	Form of Product Agreement (Including Schedules A to D)
Exhibit A	-	Technical Dispute Resolution

Exhibit B	-	Quarterly Active Materials Inventory Report
Exhibit C	-	Report of Annual Active Materials Inventory Reconciliation and Calculation of Actual Annual Yield

ARTICLE 2

PATHEON'S MANUFACTURING services

2.1	Manufacturing Services.

Patheon will perform the Manufacturing Services for the Territory for the Price specified in a Product Agreement in Schedules B and C to manufacture Products for Client.  Schedule B to a Product Agreement sets forth a list of cost items that are included in the Price for Products; all cost items that are not included in the Price are subject to additional fees to be paid by Client, provided, that all such additional fees are subject to Client’s prior written consent.  Patheon may amend the fees set out in Schedules B and C to a Product Agreement as set forth in Article 4. Patheon may change the Manufacturing Site for the Products only with the prior written consent of Client, this consent not to be unreasonably withheld, and subject to any necessary approvals by Regulatory Authorities. Unless otherwise agreed in a Product Agreement and subject to Section 2.3 below, during the term of any Product Agreement, Client will purchase from Patheon [***] of its requirements for the Product in the Territory set forth in the applicable Product Agreement. In performing the Manufacturing Services, Patheon and Client agree that, unless otherwise set forth in a Product Agreement:

(a)	Conversion of Active Materials and Components. Patheon will convert Active Materials and Components into Product.
(b)

Quality Control and Quality Assurance.  Patheon will perform the quality control and quality assurance testing specified in the Quality Agreement.  Batch review and release to Client will be the responsibility of Patheon’s quality assurance group.  Patheon will perform its batch review and release responsibilities in accordance with Patheon’s standard operating procedures; provided that Patheon shall provide Client notice of any material changes to Patheon’s standard operating procedures that are applicable to the batch review and release of a Product in accordance with the terms of the Quality Agreement.  Each time Patheon ships Products to Client, it will give Client a certificate of analysis and certificate of compliance including a statement that the batch has been manufactured and tested in accordance with Specifications and cGMP.  Client will have sole responsibility for the release of Products to the market.  The form and style of batch documents, including, but not limited to, batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of Patheon.  Specific Product related information contained in those batch documents is Client property.

(c)	Components. Patheon will purchase and test all Components (with the exception of Client-Supplied Components) [***] and as required by the Specifications.
(d)

Stability Testing. If applicable, Patheon will conduct stability testing on the Products in accordance with the protocols set out in the Specifications for the separate fees and during the time periods set out in Schedule C to a Product Agreement.  Patheon will not make any changes to these testing protocols without prior written approval from Client.  If a confirmed stability test failure occurs, Patheon will notify Client within one Business Day, after which Patheon and Client will jointly, reasonably and in good faith, determine the proceedings and methods to be undertaken to investigate the cause of the failure, including which party will bear the cost of the investigation.  Patheon will not be liable for these costs unless it has failed to perform the Manufacturing Services in accordance withthe Specifications and cGMP.  Patheon will retain all stability test data and will provide such data to Client at Client’s request.

(e)

Packaging and Artwork.  Patheon will package the Products in accordance with the Specifications. If applicable, Client will be responsible for the cost of artwork development.  Patheon will determine and imprint the batch numbers and expiration dates for each Product shipped.  The batch numbers and expiration dates will be affixed to the Products on each Product’s label and on the shipping carton of each Product as outlined in the Specifications and as required by cGMP.  Client may, in its sole discretion, make changes to labels, product inserts, and other packaging for the Products.  Those changes will be submitted by Client to all applicable Regulatory Authorities and other third parties responsible for the approval of the Products.  Client will be responsible for the cost of labelling obsolescence when changes occur, as contemplated in Section 4.4; provided, that Patheon has promptly implemented any changes to labels, product inserts and other packaging for Products requested by Client.  Patheon's name will not appear on the label or anywhere else on the Products unless: (i) required by any Applicable Laws; or (ii) Patheon consents in writing to the use of its name. At least 120 days prior to the Delivery Date of Product for which new or modified artwork is required, Client will provide at no cost to Patheon, final camera ready artwork for all packaging Components to be used in the manufacture of the Product that meet the Specifications.  For the avoidance of doubt, the parties acknowledge and agree that Client will be responsible for complying with any and all regulatory requirements for the labeling of the Product.

(f)

Active Materials and Client-Supplied Components.  At least 45 days before the scheduled production date, Client will deliver the Active Materials and any Client-Supplied Components to the Manufacturing Site DDP (Incoterms 2010), at no cost to Patheon, with any VAT paid by Client, in sufficient quantity to enable Patheon to manufacture the desired quantities of Product and to ship Product on the Delivery Date.  If the Active Materials and/or Client-Supplied Components are not received 45 days before the scheduled production date, Patheon may delay the shipment of Product by the same number of days as the delay in receipt of the Active Materials and/or Client-Supplied Components.  If Patheon is unable to manufacture Product to meet this new shipment date due to prior third party production commitments, shipment may be delayed until a later date as agreed to by the parties; provided, that Patheon has used commercially reasonable efforts to reschedule the shipment date as close as possible to the original shipment date.  All shipments of Active Material will be accompanied by certificate(s) of analysis from the Active Material manufacturer and Client, confirming the identity and purity of the Active Materials and its compliance with the Active Material specifications. For Active Materials or Client-Supplied Components which may be subject to import or export, Client agrees that its vendors and carriers will comply with applicable requirements of the U.S. Customs and Border Protection Service and the Customs Trade Partnership Against Terrorism (“C-TPAT”).

(g)

Validation Activities (if applicable).  Patheon may assist in the development and approval of the validation protocols for analytical methods and manufacturing procedures (including packaging procedures) for the Products.  The fees for this service are not included in the Price, and if Client requests such service, the parties will negotiate in good faith any applicable fees at reasonable rates, which fees will be set out separately in Schedule C to a Product Agreement.

(i)

Additional Services. If Client requests services other than those expressly set forth herein or in any Product Agreement (such as qualification of a new packaging configuration or shipping studies, or validation of alternative batch sizes), Patheon will provide a good faith and reasonable written quote of the fee for the additional services and Client will advise Patheon whether it wishes to have the additional services performed by Patheon. The scope of work and fees will be set forth in a separate agreement signed by the parties.  The terms and conditions of this Agreement will apply to these services.

2.2	Active Material Yield.
(a)

Reporting.  Patheon will give Client a quarterly inventory report, within twenty-four (24) hours of the end of the quarter, of the Active Materials held by Patheon using the inventory report form set out in Exhibit B, which will contain the following information for the quarter:

Quantity Received:  The total quantity of Active Materials that complies with the Specifications and is received at the Manufacturing Site during the applicable period.  Unless demonstrated otherwise by the results of agreed testing, and to the extent it was reasonable to identify defects using that testing, it is assumed that all Active Materials received at the Manufacturing Site during the applicable period complied with the Specifications.

Quantity Dispensed:  The total quantity of Active Materials dispensed at the Manufacturing Site during the applicable period.  The Quantity Dispensed is calculated by adding the Quantity Received to the inventory of Active Materials that complies with the Specifications held at the beginning of the applicable period, less the inventory of Active Materials that complies with the Specifications held at the end of the period.  The Quantity Dispensed will only include Active Materials received and dispensed in commercial manufacturing of Products, including Active Materials lost in the warehouse prior to and during dispensing, and for clarity will not include any (i) Active Materials that must be retained by Patheon as samples, (ii) Active Materials contained in Product that must be retained as samples, (iii) Active Materials used in testing (if applicable), and (iv) Active Materials received or dispensed in technical transfer activities or development activities during the applicable period, including without limitation, any regulatory, stability, validation or test batches manufactured during the applicable period.

Quantity Converted:  The total amount of Active Materials contained in the Products manufactured with the Quantity Dispensed (including any additional Products produced in accordance with Section 0 or 6.3(b)), delivered by Patheon, and not rejected, recalled or returned in accordance with Section 6.1or 6.2 because of Patheon’s failure to perform the Manufacturing Services in accordance with Specifications, cGMP, and Applicable Laws.

Within 60 days after the end of each Year, Patheon will prepare an annual reconciliation of Active Materials on the reconciliation report form set forth in Exhibit C including the calculation of the "Actual Annual Yield" or "AAY" for the Product at the Manufacturing Site during the Year.  AAY is the percentage of the Quantity Dispensed that was converted to Products and is calculated as follows:

Quantity Converted during the Year x100%

Quantity Dispensed during the Year

After Patheon has produced [***] commercial production batches of Product and has produced commercial production batches for [***] at the Manufacturing Site (collectively, the "Target Yield Determination Batches"), the parties will reasonably and in good faith agree on the target yield for the Product at the Manufacturing Site (each, a "Target Yield"). The Target Yield will be revised annually if [***] have been manufactured during the prior year, to reflect the actual manufacturing experience as agreed to reasonably and in good faith by the parties.

(b)	Shortfall Calculation. If the Actual Annual Yield falls more than [***] below the respective Target Yield in a Year, then the shortfall for the Year (the "Shortfall") will be calculated as follows:

[***]

(c)

Surplus Calculation.  If the Actual Annual Yield is more than the respective Target Yield in a Year, then the surplus for that Year (the "Surplus") will be determined based on the following calculation:

[***]

(d)Credits

(i)	Shortfall Credit. If there is a Shortfall for a Product in a Year, then Patheon will credit Client’s account for the amount of the Shortfall not later than 60 days after the end of such Year.
(ii)

Surplus Credit.  If there is a Surplus for a Product in a Year, then Patheon will be entitled to apply the amount of the Surplus as a credit against any Shortfall for that Product which may occur in the next Year.  If there is no Shortfall in the next Year the Surplus credit will expire.

Each credit under this Section 2.2 will be summarized on the reconciliation report prepared in the form set forth in Exhibit C.  Upon expiration or termination of a Product Agreement, any remaining Shortfall credit amount owing under this Section 2.2 will be paid to Client, it being understood that the amount of the Shortfall credit for the Year during which the Product Agreement expires or terminates shall be calculated pro-rata based on the portion of the Year occurring prior to such expiration or termination.

(e)

Maximum Credit.  Patheon's liability for Active Materials calculated in accordance with this Section 2.2 for any Product in a Year will not exceed, in the aggregate, the Maximum Credit Value set forth in Schedule D to a Product Agreement.

(f)

No Material Breach.  It will not be a material breach of this Agreement by Patheon under Section 0 if the Actual Annual Yield is less than the Target Yield; provided, that this Section 2.2(f) shall not preclude a claim by Client for material breach of this Agreement with respect to any acts or omissions of Patheon (which are themselves material breaches) resulting in the Actual Annual Yield being less than the Target Yield.

2.3	Secondary Manufacturer.

Patheon recognizes that Client may wish to qualify and use an additional manufacturer to manufacture Product in order to, among other things, reduce or spread Client’s business risk.  Client shall be permitted to order from such additional manufacturer [***].

2.4Records [***].  Patheon shall keep accurate and complete books and records of accounting pertaining to the API Yield performed (including the calculation of the Active Material Yield pursuant to Section 2.2), in sufficient detail to permit Client to confirm the accuracy of the invoices and reports submitted hereunder.  [***].

ARTICLE 3

CLIENT'S OBLIGATIONS

3.1	Payment.

Client will pay Patheon for performing the Manufacturing Services according to the Prices specified in Schedules B and C in a Product Agreement. These Prices may be subject to adjustment under other parts of this Agreement.

3.2	Active Materials and Qualification of Additional Sources of Supply.
(a)

Client will at its sole cost and expense deliver the Active Materials to Patheon in accordance with Section 0. If applicable, Patheon and Client will reasonably cooperate to permit the import of the Active Materials to the Manufacturing Site. Client’s obligation will include obtaining the proper release of the Active Materials from the applicable Customs Agency and Regulatory Authority. Client or Client’s designated broker will be the “Importer of Record” for Active Materials imported to the Manufacturing Site. The Active Materials and Client-Supplied Components will be held by Patheon on behalf of Client as set forth in this Agreement and (subject to Section 2.2) the risk of loss for the Active Materials and the Client-Supplied Components shall transfer to Patheon during any time when the Active Materials and the Client-Supplied Components are held by Patheon under this Agreement.  Title to the Active Materials and Client-Supplied Components will at all times remain the property of Client.  Any Active Materials and Client-Supplied Components received  by  Patheon will only be used by  Patheon  to perform the Manufacturing Services. Client will be responsible for paying for all rejected Product that arises from defects in the Active Materials which could not be reasonably discoverable by Patheon using the test methods set forth in the Specifications.

(b)

If Client asks Patheon to qualify an additional source for the Active Material or any Component, Patheon may agree to evaluate the Active Material or Component to be supplied by the additional source to determine if it is suitable for use in the Product. The parties will negotiate in good faith to agree in writing on the scope of work to be performed by Patheon at Client’s cost. For an Active Material, unless otherwise agreed by the parties, this work at a minimum will include: (i) laboratory testing to confirm the Active Material meets existing specifications; (ii) manufacture of an experimental batch of Product that will be placed on three months accelerated stability; and (iii) manufacture of three full-scale validation batches that will be placed on concurrent stability (one batch may be the registration batch if manufactured at full scale). Section 6.1(d) will apply to all Products manufactured using the newly approved Active Material or Component because of the limited material characterization that is performed on additional sources of supply.

(c)

Patheon will promptly advise Client if it encounters supply problems, including delays and/or delivery of non-conforming Active Material or Components from a Client designated additional source. Patheon and Client will cooperate to reduce or eliminate any supply problems from these additional sources of supply. Client will be obligated to certify all Client designated sources of supply on an annual basis at its expense and will provide Patheon with copies of these annual certifications. If Patheon agrees to certify a Client designated additional source of supply on behalf of Client, it will do so at Client’s expense, subject to prior written agreement of the parties.

ARTICLE 4

CONVERSION fees AND COMPONENT COSTS

4.1	First Year Pricing.

The Price for the first Year will be listed in Schedules B and C in a Product Agreement and will be subject to the adjustments set forth in Sections 4.2 and 4.3. If there are changes to the underlying manufacturing, packaging or testing assumptions set forth in Schedule B of the Product Agreement that result in an increase or decrease in the cost of performing the Manufacturing Services, the parties shall negotiate in good faith an amendment to the Product Agreement adjusting the Price to account for such increase or decrease.

4.2	Price Adjustments – Subsequent Years’ Pricing.

After the first Year of the Product Agreement, Patheon may adjust the Price effective January 1st of each Year as follows:

(a)

Manufacturing and Stability Testing Costs. Patheon may adjust the Conversion Fee component of the Price and the annual stability testing costs for inflation, based upon the preliminary number for any increase in the inflation index stated in the Product Agreement in June of the preceding Year compared to the final number for the same month of the Year prior to that (based on the average of the monthly changes over the 12-month period), unless the parties otherwise agree in writing.  [***].  On or before November 1 of each Year, Patheon will give Client a statement setting forth the calculation for the inflation adjustment to be applied in calculating the Price for the next Year.

(b)

Component Costs.  If Patheon incurs an increase in Component (other than Client-Supplied Component) costs during the Year, it may increase the Price for the next Year to pass through the additional Component costs at Patheon’s cost; provided, that such increased Component costs are still in effect during the next Year.  On or before November 1 of each Year, Patheon will give Client any information reasonably requested by Client about the increase in Component costs which will be applied to the calculation of the Price for the next Year to reasonably demonstrate that the Price increase is justified.

(c)

Pricing Basis.  Client acknowledges that the Price in any Year is quoted based upon the Minimum Order Quantity and the Annual Volume specified in Schedule B to a Product Agreement.  If Patheon and Client agree that the Minimum Order Quantity will be reduced or the Annual Volume in the lowest tier will not be ordered in a Year, [***]

[***].

(d)

Tier Pricing (if applicable). The pricing in Schedule B of a Product Agreement is set forth in Annual Volume tiers based upon Client’s volume forecasts under Section 5.1.  Client will be invoiced during the Year for the unit price set forth in the Annual Volume tier based on the 18 month forecast provided in September of the previous Year.  Within 30 days after the end of each Year or of the termination of the Agreement, Patheon will send Client a reconciliation of the actual volume of Product ordered by Client during the Year with the pricing tiers.  If Client has overpaid during the Year, Patheon will issue a credit to Client for the amount of the overpayment within 60 days after the end of the Year or will issue payment to Client for the overpayment within 60 days after the termination of the Agreement.  If Client has underpaid during the Year, Patheon will issue an invoice to Client under Section 5.5 for the amount of the underpayment within 60 days after the end of the Year or termination of the Agreement.  If Client disagrees with the reconciliation, the parties will work in good faith to resolve the disagreement amicably. If the parties are unable to resolve the disagreement within 30 days, the matter will be handled under Section 12.1.

(e)

For all Price adjustments under this Section 4.2, Patheon will deliver to Client on or about November 1 of each Year (or, if November 1 is not a Business Day, on the next Business Day following November 1) a revised Schedule B to the Product Agreement to be effective for Product delivered on or after the first day of the next Year.

4.2.1	Capacity Reservation Fee due to Volume Changes from Yearly Forecast Volumes for Sterile Products.

On the execution of a Product Agreement, Client will give to Patheon a forecast of the volume of Product required from Patheon for the [***] Years of the Product Agreement (the “Yearly Forecast Volume” or “YFV”) that will become part of the Product Agreement. If at the end of the first Year the aggregate actual volume of Product ordered by Client and invoiced by Patheon under Section 5.5 (“Actual Yearly Volume” or “AYV”) during the Year is less than [***], then Client will pay Patheon the Conversion Fee for the Product during the Year in an amount to be determined as follows:

[***]

On or before June 10 of each Year, the parties will agree on the YFV [***] Years of the Product Agreement on a rolling forward basis.  The forecast of the volume of

Product for [***] Year may not vary by more than [***] from the original YFV for the [***] Year.  Once agreed, the YFV for the next Year will become binding on the parties and any amount due to Patheon will be determined as set forth above.

4.3	Price Adjustments – Current Year Pricing.

During any Year, the Prices set out in Schedule B of a Product Agreement will be adjusted as follows:

Extraordinary Increases in Component Costs.  If, at any time, market conditions result in Patheon's cost of Components (other than Client-Supplied Components) being materially greater than normal forecasted increases, then the parties will negotiate in good faith an amendment to the Product Agreement to adjust the Price for any affected Product to compensate it for the increased Component costs.  Changes materially greater than normal forecasted increases will have occurred if: (i) the cost of a Component increases by [***] of the cost for that Component upon which the most recent Price or fee quote was based; or (ii) the aggregate cost for all Components required to manufacture a Product increases by [***] of the total Component costs for the Product upon which the most recent fee quote was based.  If Component costs have been previously adjusted to reflect an increase in the cost of one or more Components, the adjustments set out in (i) and (ii) above will operate based on the last cost adjustment for the Components.

For a Price adjustment under this Section 4.3, Patheon will deliver to Client a proposed revised Schedule B to the Product Agreement and budgetary pricing information, adjusted Component costs or other documents reasonably sufficient to demonstrate that a Price adjustment is justified.  Patheon will have no obligation to deliver any supporting documents that are subject to obligations of confidentiality between Patheon and its suppliers.  The revised Price will be effective for any Product delivered on or after the first day of the month following the parties’ execution of an amendment to the Product Agreement.  [***].

4.4	Adjustments Due to Technical Changes or Regulatory Authority Requirements.

Amendments to the Specifications or the Quality Agreement requested by Client will be implemented only following a technical and cost review that Patheon will perform at Client’s cost and are subject to Client and Patheon reaching agreement on Price changes required because of the amendment.  Amendments to the Specifications, the Quality Agreement, or the Manufacturing Site requested by Patheon will only be implemented following the written approval of Client, the approval not to be unreasonably withheld, conditioned or delayed, and subject to any necessary approvals by Regulatory Authorities.  If Client accepts a proposed Price change, the Price change will become effective only for those orders of Product that are manufactured under the revised Specifications.  In addition, Client agrees to purchase, at Patheon’s cost (including all costs incurred by Patheon for the purchase and handling of the Inventory), all Inventory held under the previous Specifications and purchased or maintained by Patheon in order to fill Firm Orders or under Section 5.2, if the Inventory can no longer be used under the revised Specifications.  Open purchase orders for Components no longer required under any revised Specifications that were placed by Patheon with suppliers in order to fill Firm Orders or under

Section 5.2 will be cancelled where possible and as soon as possible, but if the orders may not be cancelled without penalty, they will be assigned to and paid for by Client.  Additional payments or price increases may also be required to compensate Patheon for fees and other expenses incurred by Patheon to comply with Regulatory Authority requirements which apply to portions of the Manufacturing Services that are specific to Products, with such additional payments or price increases to be implemented only upon written consent of Client, which shall not be unreasonably withheld.

4.5	Multi-Country Packaging Requirements.

If Client decides to have Patheon perform Manufacturing Services for the Product for countries outside the Territory, then Client will inform Patheon of the packaging requirements for each new country and Patheon will prepare a quotation for consideration by Client of any additional costs for Components (other than Client-Supplied Components) and the changeover fees for the Product destined for each new country.  The agreed additional packaging requirements and related packaging costs and change over fees will be set out in a written amendment to the applicable Product Agreement.

ARTICLE 5

ORDERS, SHIPMENT, INVOICING, PAYMENT

5.1	Orders and Forecasts.
(a)

Long Term Forecast.  When each Product Agreement is executed, Client will give Patheon a non-binding [***] year forecast of Client’s volume requirements for the Product for each Year during the term of the Product Agreement (the “Long Term Forecast”).  The Long Term Forecast will thereafter be updated every six months (as of June 1 and December 1) during the Initial Product Term.  If Patheon becomes aware at any time that it will be unable to timely accommodate any portion of the Long Term Forecast, it will notify Client as soon as practicable, in any event within thirty (30) days of becoming aware of its inability to timely accommodate such portion of the Long Term Forecast.

(b)

Rolling 18 Month Forecast.  When each Product Agreement is executed, Client will give Patheon a non-binding 18 month forecast of the volume of Product that Client expects to order in the first 18 months of commercial manufacture of the Product.  This forecast will then be updated by Client on or before the tenth day of each month on a rolling forward basis.  Client will update the forecast forthwith if it determines that the volumes estimated in the most recent forecast have changed by more than [***]. The most recent 18 month forecast will prevail.

(c)

Firm Orders.  Unless otherwise agreed in the Product Agreement, the first [***] months of this updated forecast will be considered binding firm orders.  Concurrent with the 18 month forecast, Client will issue a new firm written order for the binding portion of such forecast in the form of a purchase order or otherwise (“Firm Order”) by Client to purchase and, when accepted by Patheon, for Patheon to manufacture and deliver the agreed quantity of the Products. The Delivery Date will not be less than [***] days from the first day of the month following the date that the Firm Order is submitted. Firm Orders submitted to Patheon will specify Client's purchase order number, quantities by Product type, monthly delivery schedule, and any other elements necessary to ensure the timely manufacture and shipment of the Products.  The quantities of Products ordered in those written orders will be firm and binding on Client and may not be reduced by Client.

(d)

Acceptance of Firm Order. Patheon will accept Firm Orders by sending an acknowledgement to Client within ten Business Days of its receipt of the Firm Order.  The acknowledgement will include, subject to confirmation from Client, the Delivery Date for the Product ordered, which Delivery Date shall be within [***] Business Days of the delivery date requested by Client in the Firm Order, unless otherwise mutually agreed by the parties. The Delivery Date may be amended by agreement of the parties or as set forth in Section 2.1(e). If Patheon fails to acknowledge receipt of a Firm Order within the ten Business Day period, the Firm Order will be deemed to have been accepted by Patheon.

(e)	Cancellation of a Firm Order. If Client cancels a Firm Order, Client will pay Patheon [***]. [***].
(f)

Zero Volume Forecast. If Client forecasts zero volume for a period of nine successive months during the term of a Product Agreement (the “Zero Forecast Period”), then Patheon will have the option, at its sole discretion, to provide a 30 day notice to Client of Patheon’s intention to terminate the Product Agreement on a stated day after the expiration of such 30 day period.  Client thereafter will have 30 days to withdraw the zero forecast and re-submit an updated 18 month forecast other than a zero volume forecast.  In the alternative, upon request by Client, Client and Patheon shall negotiate in good faith other commercially reasonable terms and conditions on which the Product Agreement will remain in effect. If Client has not submitted an updated 18 month forecast or submitted a request for negotiations to Patheon within such 30 day period, then Patheon will have the right to terminate the Product Agreement at the end of the 30 day notice period.

(g)

Controlled Substance Quota Requirements (if applicable).  Client will give Patheon the information set forth below for obtaining any required DEA or equivalent agency quotas needed to perform the Manufacturing Services.  Patheon will be responsible  for routine management of DEA quota information in accordance with DEA regulations. Patheon and Client will cooperate to communicate the information and to assist each other in DEA information requirements related to the Product as follows: (i) as of April 1 of each Year for the applicable Product, Client will provide to Patheon the next Year’s annual quota requirements for the Product; (ii) as of August 1 of each Year, Client will provide to Patheon any changes to the next Year’s quota requirements; (iii) Client will pro-actively communicate any changes to the quota requirements for the then-current Year in sufficient time to allow Patheon to file and finalize DEA filings supporting the changes; (iv) upon Patheon receiving the necessary forecast information from Client in order to request additional quota, Patheon will submit to the DEA, on a timely basis, all filings necessary to obtain DEA or equivalent agency quotas for Active Materials and will use commercially reasonable efforts to secure sufficient quota from the DEA so as to achieve Delivery Dates for Product as set forth in applicable purchase orders and forecasts submitted to Patheon by Client or its designee; and (v) Patheon will not be responsible for DEA’s refusal or failure to grant sufficient quota for reasons beyond the reasonable control of Patheon.

5.2	Reliance by Patheon.

(a)Client understands and acknowledges that Patheon will rely on the Firm Orders and rolling forecasts submitted under Sections 5.1(a), and (b) in ordering the Components (other than Client-Supplied Components) required to meet the Firm Orders.  Patheon shall purchase and maintain at its cost and expense (subject to Section 5.2(b) below) a quantity of Components sufficient to satisfy the Manufacturing Services requirements for Products for [***].  Patheon may make other purchases of Components to meet Manufacturing Services requirements for longer periods if agreed to in writing by the parties.  Client will give Patheon written authorization to order Components for any launch quantities of Product requested by Client which will be considered a Firm Order when accepted by Patheon.

(b)Client will reimburse Patheon for the cost of Components ordered by Patheon under Firm Orders or under Section 5.2(a) that are not included in finished Products manufactured for Client and that have expired or are rendered obsolete due to changes in artwork or applicable regulations during the period (collectively, “Obsolete Stock”). [***]. If any non-expired Components are used in Products subsequently manufactured for Client or in third party products manufactured by Patheon, Client will receive credit for any costs of those Components previously paid to Patheon by Client.

(c)If Client fails to take possession or arrange for delivery of conforming finished Product not accepted by Client within [***] of batch release, Client will pay Patheon [***] for storing the Components or finished Product.  Storage fees for Components or Product which contain controlled substances or require refrigeration will be charged at [***].  Patheon may ship finished Product held by it longer than one month to Client at Client’s expense on 14 days’ written notice to Client.

5.3	Minimum Orders.

Client may order Manufacturing Services for batches of Products only in multiples of the Minimum Order Quantities as set out in Schedule B to a Product Agreement.

5.4	Delivery and Shipping.

The Product will be delivered to Client after it has been manufactured by Patheon and released to Client by Patheon.  Delivery of Products will be made EXW (Incoterms 2010) Patheon’s shipping point unless otherwise agreed in a Product Agreement.  Risk of loss or of damage to Products will remain with Patheon until Patheon loads the Products onto the carrier’s vehicle for shipment at the shipping point at which time risk of loss or damage will transfer to Client.  Patheon will, in accordance with Client’s instructions and as agent for Client, at Client’s risk, arrange for shipping to be paid by Client. Client will arrange for insurance and will select the freight carrier used by Patheon to ship Products and may monitor Patheon’s shipping and freight practices as they pertain to this Agreement.  Products will be transported in accordance with the Specifications.

5.5	Invoices and Payment.

Invoices will be sent by email to Accounts Payable – [***], or to such other email address given by Client to Patheon in writing from time to time.  Invoices will be issued when the manufactured Product is released by Patheon.  Patheon will also submit to Client, with each shipment of Products, a duplicate copy of the proposed invoice covering the shipment to be issued once the shipment is released by Patheon. Patheon will also give Client an invoice covering any Inventory or Components which are to be purchased by Client under Section 5.2 of this Agreement.  Each invoice will, to the extent applicable, identify Client’s Manufacturing Services purchase order number, Product numbers, names and quantities, unit price, freight charges, and the total amount to be paid by Client.  Client will pay all undisputed invoiced amounts within [***] of the date of invoice.  Patheon shall transmit the invoice on the date of issue to the email address specified above.  If any portion of an invoice is disputed, Client will pay Patheon for the undisputed amount and the parties will use good faith efforts to reconcile the disputed amount as soon as practicable.  Interest on undisputed past due accounts will accrue [***].

ARTICLE 6

PRODUCT CLAIMS AND RECALLS

6.1	Product Claims.

(a)Product Claims.  Client has the right to reject any portion of any shipment of Product that was not manufactured in accordance with or deviate from (except for properly documented and approved deviations) the Specifications, cGMP, or Applicable Laws, without invalidating any remainder of the shipment. Unless otherwise agreed in the applicable Quality Agreement, Client will inspect the Product manufactured by Patheon promptly upon receipt and will give Patheon written notice (a "Deficiency Notice") of all claims for Product that was not manufactured in accordance with or deviates from (except for properly documented and approved deviations) the Specifications, cGMP, or Applicable Laws, within [***] days after Client’s receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, within [***] days after discovery by Client, but not after the expiration date of the Product).  If Client fails to give Patheon the Deficiency Notice within the applicable [***] day period, then the delivery will be deemed to have been accepted by Client on the [***] day after delivery or discovery, as applicable.  Except as otherwise set forth in this Agreement, Patheon will have no liability for any deficiency for which it has not received notice within the applicable [***] day period.

(b)Determination of Deficiency.  Upon receipt of a Deficiency Notice, Patheon will have [***] days to advise Client by notice in writing that it disagrees with the contents of the Deficiency Notice.  If Client and Patheon fail to agree within [***] days after Patheon's notice to Client as to whether any Product identified in the Deficiency Notice was not manufactured in accordance with or deviates from (except for properly documented and approved deviations) the Specifications, cGMP, or Applicable Laws, then the parties will select an independent laboratory of reputable standing reasonably acceptable to each party to evaluate the Product.  This evaluation will be binding on the parties in respect of this Section 6 in the absence of manifest bias or error.  If the evaluation certifies that any Product was not manufactured in accordance with or deviates from (except for properly documented and approved deviations) the Specifications, cGMPs or Applicable Laws, then such Product shall be deemed to be rejected by Client and Patheon will be responsible for the cost of the evaluation.  If the evaluation does not so certify, then Client will be deemed to have accepted delivery of the Product on the [***] day after delivery (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, on the [***] day after discovery thereof by Client, but not after the expiration date of the Product), and Client will be responsible for the cost of the evaluation.

(c)Shortages and Price Disputes.  Claims for shortages in the amount of Product shipped by Patheon or other deviations from the applicable Firm Order, or a Price dispute, will be dealt with by reasonable and good faith agreement of the parties. Any claim for a shortage or other deviation from the applicable Firm Order or a Price dispute will be deemed waived if it has not been presented within [***] days of the date of invoice.

(d)Product Rejection for Finished Product Specification Failure. Internal process specifications will be defined and agreed upon.  If after a full investigation as set forth in Section 6.1(b), it is determined that Patheon manufactured Product in accordance with the agreed upon process specifications, the batch production record, and Patheon’s standard operating procedures for manufacturing, and a batch or portion of batch of Product does not meet a finished Product specification, Client will pay Patheon the applicable fee per unit for the non-conforming Product. The API in the non-conforming Product will be included in the “Quantity Converted” for purposes of calculating the “Actual Annual Yield” under Section 2.2(a).

6.2	Product Recalls and Returns.

(a)Records and Notice.  Patheon and Client will each maintain records necessary to permit a Recall of any Product delivered to Client or customers of Client.  Each party will promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Product or which might result in the Recall or seizure of the Product.  Upon receiving this notice or upon this discovery, each party will stop making any further shipments of any applicable Product in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary.  The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Client.  "Recall" will mean any action (i) by Client to recover title to or possession of quantities of the Product sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Product from the market); or (ii) by any Regulatory Authorities to detain or destroy any of the Product.  Recall will also include any action by either party to refrain from selling or shipping quantities of the Product to third parties which would be subject to a Recall if sold or shipped.

(b)Cooperation for Recalls.  If (i) any Regulatory Authority issues a directive, order or written request that any Product be Recalled, (ii) a court of competent jurisdiction orders a Recall, or (iii) Client determines that any Product should be Recalled or that a "Dear Doctor" letter is required for any Product, Patheon will co-operate as reasonably required by Client and pursuant to all Applicable Laws.

(c)Product Returns.  Client will have the responsibility for handling customer returns of the Product.  Patheon will give Client any assistance that Client may reasonably require to handle the returns.

6.3	Patheon’s Responsibility for Defective and Recalled Products.

(a)Defective Product.  If Client rejects Product under Section 6.1 and the deficiency is determined to have arisen from Patheon’s failure to provide the Manufacturing Services in accordance with the Specifications, cGMP or Applicable Laws, Patheon will credit Client’s account for Patheon’s invoice price for the defective Product.  If Client previously paid for the defective Product, Patheon will promptly, at Client’s election, either: (i) refund the invoice price for the defective Product; (ii) offset the amount paid against other amounts due to Patheon hereunder; or (iii) replace the Product with conforming Product (if Patheon is able to manufacture the replacement Product at the same Manufacturing Site as that of the rejected Product), without Client being liable for payment therefor under Section 3.1, and contingent upon the receipt from Client of all Active Materials and Client-Supplied Components required for the manufacture of the replacement Product.  For greater certainty, Patheon’s responsibility for any loss of Active Materials in defective Product will be captured and calculated in the Active Materials Yield under Section 2.2.

(b)Recalled or Returned Product.  To the extent that a Recall or return results from, or arises out of, a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMP, or Applicable Laws, Patheon will be responsible for Client’s documented expenses of the Recall or return and Patheon will promptly, at Client’s election, either: (i) refund the invoice price for the Recalled or returned Product; (ii) offset the amount paid against other amounts due to Patheon hereunder; or (iii) replace the Product with conforming Product (if Patheon is able to manufacture the replacement Product at the same Manufacturing Site as that of the rejected Product), without Client being liable for payment therefor under Section 3.1, and contingent upon the receipt from Client of all Active Materials and Client-Supplied Components required for the manufacture of the replacement Product.  For greater certainty, Patheon’s responsibility for any loss of Active Materials in Recalled Product will be captured and calculated in the Active Materials Yield under Section 2.2.  In all other circumstances, Recalls, returns, or other corrective actions will be made at Client's cost and expense. If Client and Patheon fail to agree whether Patheon failed to perform the Manufacturing Services in accordance with the Specifications, cGMP, or Applicable Laws, with respect to any Recall, such disagreement shall be considered a technical dispute subject to Section 12.2 and Exhibit A. For clarity, any appointed expert will determine questions relating only to compliance with technical aspects of Patheon’s obligations within the expert’s field of expertise.

(c)Except as set forth in Sections 6.3(a) and (b) above, Sections 6.4 and 6.5 below or Section 10.3 below, Patheon will not be liable to Client nor have any responsibility to Client for any deficiencies in, or other liabilities associated with, any Product manufactured by it (collectively, "Product Claims").  For greater certainty but not limitation, Patheon will have no obligation for any Product Claims to the extent the Product Claim (i) is caused by deficiencies in the Specifications, the safety, efficacy, or marketability of the Product or any distribution thereof, (ii) results from a defect in a Component that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications prior to use of the applicable Component in the performance of the Manufacturing Services, (iii) results from a defect in the Active Materials, Client-Supplied  Components or Components supplied by a Client designated additional source that is not  reasonably  discoverable by Patheon using the test methods set forth in the Specifications, (iv) is caused by actions of Client or third parties occurring after the Product is shipped by Patheon under Section 5.4, (v) is due to packaging design or labelling defects or omissions for which Patheon has no responsibility, (vi) is due to any unascertainable reason despite Patheon having performed the Manufacturing Services in accordance with the Specifications, cGMP, and Applicable Laws, or (vii) is due to any other breach by Client of its obligations under this Agreement.

(d)Notwithstanding anything to the contrary in this Agreement, Patheon will only be required to replace or refund any batch or portion of a batch of recalled Product and will only be liable for Active Material contained therein to the extent the Product is unsold, returned, destroyed or otherwise disposed of by Client in accordance with the terms of this Agreement.  The quantity of API contained in this Product will be included in the Quantity Dispensed but not in the Quantity Converted for purposes of calculating the Shortfall in Section 2.2(b).

6.4	Disposition of Defective or Recalled Products.

Client will not dispose of any damaged, defective, returned, or Recalled Products for which it intends to assert a claim against Patheon without Patheon’s prior written authorization to do so.  Alternatively, Patheon may instruct Client to return the Products to Patheon.  Patheon will bear the cost of disposition for any damaged, defective, returned or Recalled Products for which it bears responsibility under Section 6.3.  In all other circumstances, Client will bear the cost of disposition, including all applicable fees for Manufacturing Services, for any damaged, defective, returned, or Recalled Products.

6.5	Healthcare Provider or Patient Questions and Complaints.

Client will have the sole responsibility for responding to questions and complaints from its customers.  Questions or complaints received by Patheon from Client's customers, healthcare providers or patients will be promptly referred to Client.  Patheon will co-operate as reasonably required to allow Client to determine the cause of and resolve any questions and complaints.  This assistance will include follow-up investigations, including testing.  In addition, Patheon will give Client all agreed upon information that will enable Client to respond properly to questions or complaints about the Product as set forth in the Quality Agreement.  Unless it is determined that the cause of the complaint resulted from a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMP, and Applicable Laws, all costs incurred under this Section 6.5 will be borne by Client.

6.6	Sole Remedy.

Except for the indemnity set forth in Section 10.3 and subject to the limitations set forth in Sections 10.1 and 10.2, the remedies described in this Article 6 will be Client’s sole remedy in contract, tort, equity or otherwise for any failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, cGMP, Applicable Laws or the applicable Firm Order.

ARTICLE 7

CO-OPERATION

7.1	Quarterly Review.

The relationship manager for Recro shall be Client’s Sr. Director of Manufacturing & Supply Chain and the relationship manager for Patheon shall be Patheon’s Technical Business Manager. Either party may change its relationship manager upon written notice to the other party. The relationship managers shall be responsible for liaison between the parties.  The relationship managers will meet not less than quarterly to review the current status of the business relationship and manage any issues that have arisen.

7.2	Governmental Agencies.

Subject to Section 7.8, each party may communicate with any governmental agency regarding the Products, including but not limited to governmental agencies responsible for granting Regulatory Approval for the Products, if, in the reasonable opinion of that party's counsel, the communication is necessary to comply with the terms of this Agreement or Applicable Laws; provided, however, that Patheon will not communicate with governmental agencies responsible for granting Regulatory Approval of the Products without first notifying Client (where permitted by Applicable Laws).

Each party shall promptly notify the other party of such communications regarding the Products, and upon request, shall provide copies to the other party of any such written communications with government agencies (to the extent related to a Product).

7.3	Records and Accounting by Patheon.

Patheon will keep records of the manufacture, testing, and shipping of the Products, and retain samples of the Products as are necessary to comply with cGMPs, the Specifications, the Quality Agreement and other requirements applicable to Patheon, as well as to assist with resolving Product complaints and other similar investigations.  Unless otherwise agreed to in the Quality Agreement, copies of the records and samples will be retained for one year following the date of Product expiry, or longer if required by Applicable Laws, following which time Client will be contacted concerning the delivery and destruction of the documents and/or samples of Products.  Patheon reserves the right to destroy or return to Client, at Client’s sole expense, any document or samples for which the retention period has expired if Client fails to arrange for destruction or return within 30 days of receipt of notice from Patheon.  Client is responsible for retaining samples of the Products necessary to comply with Applicable Laws.

7.4	Inspection.

Client may inspect Patheon reports, records, standard operating procedures and other documentation relating to the Manufacturing Services and this Agreement during normal business hours and with reasonable advance notice, but a Patheon representative must be present during the inspection.

7.5	Access.

Patheon will give Client reasonable access at agreed times to the areas of the Manufacturing Site in which the Active Materials and Components are held, and in which the Products are manufactured, packaged, stored, handled, or shipped to permit Client to verify that the Manufacturing Services are being performed in accordance with the Specifications, cGMPs, and Applicable Laws.  With the exception of “for-cause” audits, Client will be limited  each  Year to [***].  Client may request additional audits, additional audit days, or the participation of additional auditors subject to payment to Patheon of a fee of [***] for each additional audit day and [***] per audit day for each additional auditor, except that these additional fees shall not apply in the event of a for-cause audit by Client.  The right of access set forth in Sections 7.4 and 7.5 will not include a right to access or inspect Patheon’s financial records.  Patheon will support the first Pre- Approval Inspection (“PAI”) of the FDA or equivalent regulatory inspection for other jurisdictions (where applicable) and provide a copy of the resulting report to Client [***].  [***].

7.6	Notification of Regulatory Inspections.

The parties’ rights and obligations with respect to any inspections by and Authority shall be defined by the provisions of the Quality Agreement and this Article 7. Patheon will notify Client within one Business Day of any inspections by any Authority specifically involving the Products.  Patheon will also notify Client of receipt of any FDA Form 483s, Establishment Inspection Reports, warning letters or any other inspectional findings that relate to the Products.  Patheon shall promptly provide copies of such inspection-related documents (to the extent related to a Product, and redacted to remove third party confidential information) to Client and grant Client a reasonable opportunity to review and comment on Patheon’s proposed responses to the same.

7.7	Reports.

Upon request, Patheon will supply on an annual basis all Product data in its control, including release test results, complaint test results, and all investigations (in manufacturing, testing, and storage), that Client reasonably requires in order to complete any filing under any applicable regulatory regime, including any Annual Report that Client is required to file with the FDA.  Any additional data or report requested by Client beyond the scope of cGMP and customary FDA and EMA requirements, including Continuous Process Verification data, will be subject to an additional fee to be agreed upon between Patheon and Client.

7.8	Regulatory Filings.

(a)Regulatory Approval.  Client will have the sole responsibility at Client’s expense for filing all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the commercial manufacture, distribution and sale of the Products (“Regulatory Approval”).  Patheon will assist Client, to the extent consistent with Patheon’s obligations under this Agreement, to obtain Regulatory Authority approval for the commercial manufacture, distribution and sale of all Products as quickly as reasonably possible.

(b)Verification of Data.  Prior to filing any documents with any Regulatory Authority that incorporate data generated by Patheon, Client will give Patheon a copy of the documents incorporating this data to give Patheon the opportunity to verify the accuracy and validity of those documents as they relate to Patheon generated data. Patheon generally requires 21 days to perform this review but the parties may agree to a shorter time for the review as needed.

(c)Verification of CTD.  Prior to filing with any Regulatory Authority any documentation which is or is equivalent to the Quality Module (Drug Product Section) of the Common Technical Document (all such documentation herein referred to as “CTD”) related to any Regulatory Approval, such as a New Drug Application, Abbreviated New Drug Application or Biologics Licence Application in the U.S.,  or  Marketing Authorisation  Application  in  the E.U., Client  will give  Patheon  a copy  of  relevant portions of the CTD as well as all supporting documents which have been relied upon to prepare relevant portions of the CTD.  This disclosure will permit Patheon to verify that the relevant portions of the CTD accurately describe the validation or scale-up work that Patheon has performed and the manufacturing processes that Patheon will perform under this Agreement.  Patheon generally requires 21 days to perform this review but the parties may agree to a shorter time for the review as needed. Client will give Patheon copies at the time of submission of CTD information that is relevant to the Manufacturing Services for the Product.

(d)Deficiencies.  If Patheon reasonably determines that any of the information given by Client under clauses (b) and (c) above is inaccurate or deficient in any manner whatsoever (the "Deficiencies"), Patheon will notify Client in writing of the Deficiencies.  The parties will work together to have the Deficiencies resolved prior to the date of filing of the relevant application and in any event before any pre-approval inspection or before the Product is placed on the market if a pre-approval inspection is not performed.

(e)Client Responsibility.  The parties agree that, in reviewing the documents referred to in clauses (b) and (c) above, Patheon’s role will be limited to verifying the accuracy of the description of the work undertaken or to be undertaken by Patheon.  Subject to the foregoing, Patheon will not assume any responsibility for the accuracy of any application for receipt of an approval by a Regulatory Authority.  Client is solely responsible for the preparation and filing of the application for approval by the Regulatory Authority and any relevant costs will be borne by Client.

(f)Inspection by Regulatory Authorities.  If Client does not give Patheon the documents requested under subsections (b) and (c) above within the time specified and if Patheon reasonably believes that Patheon’s standing with a Regulatory Authority may be jeopardized as a result, Patheon may delay or postpone any inspection by the Regulatory Authority until Patheon has reviewed the requested documents and is satisfied with their contents; provided, that Patheon shall perform such review within 21 days of receipt of the requested documents.

(g)Pharmacovigilance.  Client will be responsible, at its expense, for all pharmacovigilance obligations for the Products pursuant to Applicable Laws.  To the extent Patheon receives information regarding an adverse event related to a Product, Patheon shall collect and promptly forward this adverse event information to Client. At Client’s cost, Patheon will cooperate as reasonably required to allow Client to follow up on any such adverse events in order to fulfill Client’s obligations under Applicable Laws.

(h)No Patheon Responsibility.  Patheon will not assume any responsibility for the accuracy or cost of any application for Regulatory Approval. If a Regulatory Authority, or other governmental body, requires Patheon to incur fees, costs or activities in relation to the Products which Patheon considers unexpected and extraordinary, then Patheon will notify Client in writing and the parties will discuss in good faith appropriate mutually acceptable actions, including fee/cost sharing, or termination of all or any part of this Agreement.  Patheon will not be obliged to undertake these activities or to pay for the fees or costs if, in Patheon’s sole discretion, doing so is commercially inadvisable for Patheon.

ARTICLE 8

TERM AND TERMINATION

8.1	Initial Term.

This Agreement will become effective as of the Effective Date and will continue until December 31, 2020 (the "Initial Term"), unless terminated earlier by one of the parties in accordance herewith.  This Agreement will automatically renew after the Initial Term for successive terms of two Years each if there is a Product Agreement in effect, unless either party gives written notice to the other party of its intention to terminate this Agreement at least 18 months prior to the end of the then current term. In any event, the legal terms and conditions of this Agreement will continue to govern any Product Agreement in effect as provided in Section 1.2. Each Product Agreement will have an initial term from the Effective Date of the Product Agreement until December 31 of the Year agreed to by the parties in the Product Agreement (each, an “Initial Product Term”). Product Agreements will automatically renew after the Initial Product Term for successive terms of two Years each unless either party gives written notice to the other party of its intention to terminate the Product Agreement at least 18 months prior to the end of the then current term.

8.2	Termination for Cause.

(a)Either party at its sole option may terminate this Agreement or a Product Agreement upon written notice where the other party has failed to remedy a material breach of any of its representations, warranties, or other obligations under this Agreement or the Product Agreement within [***] days following receipt of a written notice (the "Remediation Period") of the breach from the aggrieved party that expressly states that it is a notice under this Section 8.2(a) (a "Breach Notice"). The aggrieved party's right to terminate under this Section 8.2(a) may only be exercised for a period of [***] days following the expiry of the Remediation Period (where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party will be deemed to have waived the breach of the representation, warranty, or obligation described in the Breach Notice. The termination of a Product Agreement under this Section 8.2(a) will not affect any other Product Agreements where there has been no material breach of the other Product Agreements.

(b)Either party at its sole option may immediately terminate this Agreement or a Product Agreement upon written notice, but without prior advance notice, to the other party if: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party; or (iii) this Agreement or a Product Agreement is assigned by the other party for the benefit of creditors.

(c)Client may terminate a Product Agreement upon 30 days' prior written notice if any Authority takes any action, or raises any objection, that prevents Client from importing, exporting, purchasing, or selling the Product.  But if this occurs, Client must still fulfill all of its obligations under Section 8.3 below and under any Capital Equipment Agreement regarding the Product.

(d)Client may terminate a Product Agreement upon three months' prior written notice if it intends to no longer order Manufacturing Services for a Product due to the Product's discontinuance in the market.

(e)Patheon may terminate this Agreement or a Product Agreement upon six months' prior written  notice if  Client  assigns under  Section 13.6  any of its rights  under this Agreement or a Product Agreement to an assignee that, in the opinion of Patheon acting reasonably, is: (i) not a credit worthy substitute for Client; or (ii) a Patheon Competitor.

(f)Client may terminate this Agreement or a Product Agreement in the event that Patheon fails to timely deliver batches of Product from three consecutive manufacturing campaigns.

8.3	Obligations on Termination.
(a)

If a Product Agreement is completed, expires, is terminated by Patheon in accordance with Section 8.2(a), (b) or (e), or is terminated by Client in accordance with Section 8.2(c), 8.2(d) or 8.2(f), in whole or in part for any reason, then:

(i)

Client will take delivery of and pay for all undelivered Products that are manufactured and/or packaged in accordance with this Agreement under a Firm Order, at the Price in effect at the time the Firm Order was placed;

(ii)

Client will purchase, at Patheon's cost (including all third party costs incurred by Patheon for the purchase and handling of the Inventory), the Inventory applicable to the Products which was purchased, maintained or produced by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2;

(iii)

Client will satisfy the purchase price payable under Patheon's orders with suppliers of Components, if the orders were made by Patheon in reliance on Firm Orders or in accordance with Section 5.2;
(iv)	Client acknowledges that no Patheon Competitor will be permitted access to the Manufacturing Site; and
(v)

Client will make commercially reasonable efforts, at its own expense, to remove from Patheon site(s), within [***] days, all unused Active Material and Client-Supplied Components, all applicable Inventory and Materials (whether current or obsolete), supplies, undelivered Product, chattels, equipment or other moveable property owned by Client, related to the Agreement and located at a Patheon site or that is otherwise under Patheon’s care and control (“Client Property”).  If Client fails to remove Client Property within [***] days following the completion, termination, or expiration of the Product Agreement, Client will pay Patheon [***] for storing Client Property and will assume any third party storage charges invoiced to Patheon regarding Client Property.  Patheon will invoice Client for the storage charges as set forth in Section 5.5 of this Agreement. If Client asks Patheon to destroy any Client Property, Client will be responsible for the cost of destruction.

(b)

If a Product Agreement is terminated by Client in accordance with Section 8.2(a) because Patheon has delivered Product that does not conform to the Specifications, cGMPs or Applicable Laws, then (i) Section 8.3(a)(i) shall apply but only to the extent that the Product conforms to the Specifications, cGMPs or Applicable Laws, (ii) Section 8.3(a)(iv) shall apply, and (iii) Section 8.4(a)(v) shall apply but only with respect to all Client Property other than Inventory and Materials (but including Client-Supplied Components).

(c)

Any completion, termination or expiration of this Agreement or a Product Agreement will not affect any outstanding obligations or payments due prior to the completion, termination or expiration, nor will it prejudice any other remedies that the parties may have under this Agreement or a Product Agreement or any related Capital Equipment Agreement.  For greater certainty, completion, termination or expiration of this Agreement or of a Product Agreement for any reason will not affect the obligations and responsibilities of the parties under Articles 6, 10, 11 and 13 and Sections 2.2, 5.4, 5.5, 7.3 and 7.7 and this Section 8.4 and any other provisions of this Agreement which by their terms are expressed to survive any completion, termination or expiration, all of which survive any completion, termination or expiration.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1	Authority.

Each party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

9.2	Client Warranties.

Client represents and warrants to Patheon that, as of the date of the execution of a Product Agreement and solely with respect to the Product and the Client Intellectual Property (as applicable) relating to or covering the Product that is the subject of that Product Agreement:

(a)	Non-Infringement.
(i)	Client has the right to disclose the Specifications to Patheon;
(ii)

(A) Client owns or controls any Client Intellectual Property used by Patheon in performing the Manufacturing Services according to the Specifications, and (B) the Client Intellectual Property may be lawfully used as directed by Client, and (C) the use of the Client Intellectual Property to perform the Manufacturing Services in accordance with this Agreement and the relevant Product Agreement does not misappropriate any Third Party Rights;

(iii)

to Client’s knowledge, there are no actions or other legal proceedings involving Client that concerns the infringement of Third Party Rights related to the Active Materials, processes covered by Client Intellectual Property, or the sale, use, or other disposition of the Product made in accordance with the Specifications;

(b)	Quality and Compliance.
(i)	the Specifications for the Product conforms to all applicable cGMP and Applicable Laws;
(ii)

the Product, if labelled and manufactured in accordance with the Specifications and  in  compliance  with  applicable  cGMP and  Applicable  Laws  (A)  may  be lawfully sold and distributed in the Territory, (B) will be fit for the purpose intended, and (C) will be safe for human consumption;

(iii)

on the date of shipment, the API will conform to the specifications for the API that Client has given to Patheon and that the API will be adequately contained, packaged, and labelled and will conform to the affirmations of fact on the container.

9.3	Patheon Warranties.

Patheon covenants, represents, and warrants that:

(a)	it will perform the Manufacturing Services in accordance with the Specifications, cGMP, the Quality Agreement, the applicable Firm Order and Applicable Laws;

(b)	when manufactured and released by Patheon, the released Products will have been shown to conform to the Specifications and cGMP, as agreed in the applicable release Specifications;
(c)

any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services (i) is Patheon’s or its Affiliate's unencumbered property, (ii) may be lawfully used by Patheon, and (iii) does not infringe and will not infringe any Third Party Rights;

(d)

it will not in the performance of its obligations under this Agreement use the services of any person who is, or who to Patheon’s knowledge is under consideration to be, debarred under 21 U.S.C. §335A, or excluded, suspended or declared ineligible under other Applicable Laws;

(e)

it does not currently employ, and it will not hire, as an officer or an employee, or retain as an agent or contractor, any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the United States Federal Food, Drug, and Cosmetic Act; and

(f)	it has the expertise and the facilities to perform the Manufacturing Services.
9.4	Permits.
(a)

Patheon currently has, and will maintain at all relevant times, all governmental permits, licenses, approvals and authorities required to enable it to lawfully and properly perform the Manufacturing Services.

9.5	No Warranty.

PATHEON MAKES NO WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT AS EXPRESSLY AGREED IN THIS AGREEMENT, PATHEON MAKES NO WARRANTY OR CONDITION OF FITNESS FOR A PARTICULAR PURPOSE NOR ANY WARRANTY OR CONDITION OF MERCHANTABILITY FOR THE PRODUCTS.

ARTICLE 10

REMEDIES AND INDEMNITIES

10.1	Consequential and Other Damages.

Under no circumstances whatsoever will either party be liable to the other in contract, tort, negligence, breach of statutory duty, or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business, or goodwill or (ii) any reliance damages, including but not limited to costs or expenditures incurred to evaluate the viability of entering into this Agreement or to prepare for performance under this Agreement or (iii) for any other liability, damage, costs, penalty, or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of these damages.

10.2	Limitation of Liability.

(a) Defective or Recalled Product. Patheon’s maximum aggregate liability to Client for any obligation to (i) refund, offset or replace any defective Product under Section 6.3(a) or (ii) replace any recalled Products under Section 6.3(b), will not exceed [***].  [***].

(b)Active Materials.  Except as expressly set forth in Section 2.2, under no circumstances will Patheon be responsible for any loss or damage to the Active Materials.  Patheon’s maximum responsibility for loss or damage to the Active Materials will not exceed the Maximum Credit Value set forth in Schedule D of a Product Agreement.

(c)Maximum Liability.  Subject to Section 10.2(d) below, Patheon’s maximum aggregate liability to Client in any Year under this Agreement or any Product Agreement for any reason whatsoever (except Section 10.3, 10.2(a) and 10.2(d)), including, without limitation, any liability arising under Section 2.2 hereof or resulting from any and all breaches of its representations, warranties and other obligations under this Agreement or any Product Agreement, will not exceed [***].

(d)Death, Personal Injury and Fraudulent Misrepresentation.  Nothing contained in this Agreement (including the limitations set forth in Section 10.1 and 10.2) shall act to exclude or limit either party’s liability for personal injury or death caused by the negligence of either party, fraudulent misrepresentation [***].

10.3	Patheon Indemnity.

(a)Patheon agrees to defend and indemnify Client, its officers, employees and agents, against all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from or relating to (i) any claim of infringement or alleged infringement  of  any  Third  Party  Rights  by  Patheon  Intellectual  Property  used  in  the  Manufacturing Services, or (ii) any claim of personal injury or property damage to the extent that the injury or damage is the result of: (A) a failure by Patheon to perform the Manufacturing Services in accordance with this Agreement, the Specifications, cGMP, and Applicable Laws, (B) breach of this Agreement by Patheon, or (C) Patheon’s negligence or willful misconduct in the performance of its obligations under this Agreement, except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are caused by the Client’s breach, negligence or wilful misconduct or subject to indemnification by Client under Section 10.4.

(b)If a claim occurs, Client will: (a) promptly notify Patheon of the claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with Patheon in the defense of the claim; and (d) permit Patheon to control the defense and settlement of the claim, all at Patheon's cost and expense; provided, that Patheon shall not settle any such claim without Client’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

10.4	Client Indemnity.

(a)Client agrees to defend and indemnify Patheon, its officers, employees and agents, against all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from or relating to (i) any claim of infringement or alleged infringement of any Third Party Rights by the Products or  in the Client Intellectual Property (or Patheon’s or its Affiliates’ use of them); or (ii) any claim of personal injury or property damage to the extent that the injury or damage is the result of: (A) the breach of this Agreement by Client, including, without limitation, any representation or warranty contained herein; or (B) Client’s negligence or willful misconduct in the performance of its obligations under this Agreement, except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are caused by the Patheon’s breach, negligence or wilful misconduct, or subject to indemnification by Patheon under Section 10.3.

(b)If a claim occurs, Patheon will: (a) promptly notify Client of the claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with Client in the defense of the claim; and (d) permit Client to control the defense and settlement of the claim, all at Client's cost and expense; provided, that Client shall not settle any such claim without Patheon’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE 11

CONFIDENTIALITY

11.1	Confidential Information.

“Confidential Information” means any information disclosed by the Disclosing Party to the Recipient (whether disclosed in oral, written, electronic or visual form) that is non-public, confidential or proprietary including, without limitation, information relating to the Disclosing Party’s patent and trademark applications, process designs, process models, drawings, plans, designs, data, databases and extracts therefrom, formulae, methods, know-how and other intellectual property, its clients or client confidential information, finances, marketing, products and processes and all price quotations, manufacturing or professional services proposals, information relating to composition, proprietary technology, and all other information relating to manufacturing capabilities and operations.  In addition, all analyses, compilations, studies, reports or other documents prepared by any party's Representatives containing the Confidential  Information will be  considered Confidential Information. Samples or materials provided hereunder as well as any and all information derived from the approved analysis of the samples or materials will also constitute Confidential Information. For the purposes of this ARTICLE 11, a party or its Representative receiving Confidential Information under this Agreement is a “Recipient,” and a party or its Representative disclosing Confidential Information under this Agreement is the “Disclosing Party.”

11.2	Use of Confidential Information.

The Recipient will use the Confidential Information solely for the purpose of meeting its obligations under this Agreement.  The Recipient will keep the Confidential Information strictly confidential and will not disclose the Confidential Information in any manner whatsoever, in whole or in part, other than to those of its Representatives who (i) have a need to know the Confidential Information for the purpose of this Agreement; (ii) have been advised of the confidential nature of the Confidential Information and (iii) have obligations of confidentiality and non-use to the Recipient no less restrictive than those of this Agreement.  Recipient will protect the Confidential Information disclosed to it by using all reasonable precautions to prevent the unauthorized disclosure, dissemination or use of the Confidential Information, which precautions will in no event be less than those exercised by Recipient with respect to its own confidential or proprietary Confidential Information of a similar nature.

11.3	Exclusions.

The obligations of confidentiality will not apply to the extent that the information:

(a)is or becomes publicly known through no breach of this Agreement or fault of the Recipient or its Representatives;

(b)is in the Recipient's possession at the time of disclosure by the Disclosing Party other than as a result of the Recipient's breach of any legal obligation;

(c)is or becomes known to the Recipient on a non-confidential basis through disclosure by sources, other than the Disclosing Party, having the legal right to disclose the Confidential Information, provided that the other source is not known by the Recipient to be bound by any obligations (contractual, legal, fiduciary, or otherwise) of confidentiality to the Disclosing Party with respect to the Confidential Information;

(d)is independently developed by the Recipient without use of or reference to the Disclosing Party's Confidential Information as evidenced by Recipient’s written records; or

(e)is expressly authorized for release by the written authorization of the Disclosing Party.

Any combination of information which comprises part of the Confidential Information are not exempt from the obligations of confidentiality merely because individual parts of that Confidential Information were publicly known, in the Recipient’s possession, or received by the Recipient, unless the combination itself was publicly known, in the Recipient’s possession, or received by the Recipient.

11.4	Photographs and Recordings.

Neither party will take any photographs or videos of the other party’s facilities, equipment or processes, nor use any other audio or visual recording equipment (such as camera phones) while at the other party’s facilities, without that party’s express written consent.

11.5	Permitted Disclosure.

Notwithstanding any other provision of this Agreement, the Recipient may disclose Confidential Information of the Disclosing Party, including this Agreement (redacted as permitted by law and requested by the Disclosing Party), to the extent required, as advised by counsel, in response to a valid order of a court or other governmental body or as required by law, regulation or stock exchange rule. But the Recipient will advise the Disclosing Party in advance of the disclosure to the extent practicable and permissible by the order, law, regulation or stock exchange rule and any other applicable law, will reasonably cooperate with the Disclosing Party, if required, in seeking an appropriate protective order or other remedy, and will otherwise continue to perform its obligations of confidentiality set out herein.  If any public disclosure is required by law, the parties will consult concerning the form of announcement prior to the public disclosure being made.

11.6	Marking.

The Disclosing Party will use reasonable efforts to summarize in writing the content of any oral disclosure or other non-tangible disclosure of Confidential Information within 30 days of the disclosure, but failure to provide this summary will not affect the nature of the Confidential Information disclosed if the Confidential Information was identified as confidential or proprietary when disclosed orally or in any other non-tangible form or is of a nature generally understood to be confidential or proprietary.

11.7	Return of Confidential Information.

Upon the written request of the Disclosing Party and upon termination of this Agreement, the Recipient will promptly return the Confidential Information to the Disclosing Party or, if the Disclosing Party directs, destroy all Confidential Information disclosed in or reduced to tangible form including any copies thereof and any summaries, compilations, analyses or other notes derived from the Confidential Information except for one copy which may be maintained by the Recipient for its records.  The retained copy will remain subject to all confidentiality provisions contained in this Agreement.

11.8	Remedies.

The parties acknowledge that monetary damages may not be sufficient to remedy a breach by either party of this Article 11 and agree that the non-breaching party will be entitled to seek specific performance, injunctive and/or other equitable relief to prevent breaches of this Article 11 and to specifically enforce the provisions hereof in addition to any other remedies available at law or in equity. These remedies will not be the exclusive remedies for breach of this Article 11 but will be in addition to any and all other remedies available at law or in equity.

ARTICLE 12

DISPUTE RESOLUTION

12.1	Commercial Disputes.

If any dispute arises out of this Agreement or any Product Agreement (other than a dispute under Section 6.1(b) or a Technical Dispute, as defined herein), the parties will first try to resolve it amicably.  In that regard, any party may send a notice of dispute to the other, and each party’s relationship manager and one additional senior management member from each party (each of whom shall have full power and authority to resolve the dispute), will meet promptly as necessary in order to resolve  the  dispute.   If  the   representatives  fail  to  resolve  the  matter  within  one  month  from  their appointment, or if a party fails to appoint a representative within the ten Business Day period set forth above, the dispute will immediately be referred to the Chief Operating Officer (or another officer as he/she may designate) of each party who will meet and discuss as necessary to try to resolve the dispute amicably.  Should the parties fail to reach a resolution under this Section 12.1, the dispute will be referred to a court of competent jurisdiction in accordance with Section 13.17.

12.2	Technical Dispute Resolution.

If a dispute arises (other than disputes under Section 12.1 or Section 6.1(b)) between the parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage, or other activities under this Agreement (a "Technical Dispute"), the parties will make all reasonable efforts to resolve the dispute by amicable negotiations.  In that regard, senior representatives of each party will, as soon as possible and in any event no later than ten Business Days after a written request from either party to the other, meet in good faith to resolve any Technical Dispute.  If, despite this meeting, the parties are unable to resolve a Technical Dispute within a reasonable time, and in any event within 30 Business Days of the written request, the Technical Dispute will, at the request of either party, be referred for determination to an expert in accordance with Exhibit A.  If the parties cannot agree that a dispute is a Technical Dispute, Section 12.1 will prevail.  For greater certainty, the parties agree that the release of the Products for sale or distribution under the applicable Regulatory Approval for the Products will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including Exhibit A) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.

ARTICLE 13

MISCELLANEOUS

13.1	Inventions.

(a)For the term of the relevant Product Agreement, Client hereby grants to Patheon a non-exclusive, paid-up, royalty-free, non-transferable license of Client’s Intellectual Property and Client-Owned Inventions which Patheon must use in order to perform the Manufacturing Services under such Product Agreement.

(b)All Client Intellectual Property will be the exclusive property of Client.

(c)All Patheon Intellectual Property will be the exclusive property of Patheon. Patheon hereby grants to Client a perpetual, irrevocable, non-exclusive, paid-up, royalty-free, transferable license to use the Patheon Intellectual Property and Patheon-Owned Inventions used by Patheon to perform the Manufacturing Services to enable Client to manufacture the Product(s).

(d)Each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.

(e)Client shall own any Inventions generated or derived by Patheon while performing any Manufacturing Services, or otherwise generated or derived by Patheon in its business, and any Intellectual Property Rights therein, which [***] (“Client-Owned Inventions”).  Patheon shall own all other Inventions generated or derived by Patheon while performing any Manufacturing Services, or otherwise generated or derived by Patheon in its business, and any Intellectual Property rights therein (“Patheon-Owned Inventions”).  Each party will be solely responsible for the costs of filing, prosecution and maintenance of patents and patent applications owned by such party in accordance with this Section 13.1.

(f)Patheon will give Client written notice, as promptly as practicable, of all significant Inventions which are in Patheon’s reasonable opinion owned by Client in accordance with this Section 13.1.  Patheon shall assign, and hereby assigns, to Client all ownership rights in any Client-Owned Inventions.  Patheon hereby agrees to reasonably cooperate with Client, at Client’s expense, to execute all lawful papers and instruments, including obtaining and executing necessary powers of attorney and assignments by the named inventors, to make all rightful oaths and declarations, and to provide consultation and assistance as may be reasonably necessary in the assignment of Inventions in a manner consistent with this Section 13.1.

13.2	Intellectual Property.

Except as set forth in Section 13.1 above, neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing.  Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.

13.3	Insurance.

Each party will maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement and for a period of [***] years thereafter.  This insurance will have policy limits of not less than (i) [***] for each occurrence for personal injury or property damage liability; and (ii) [***] in the aggregate per annum for product and completed operations liability.  If requested each party will give the other a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability.  The insurance certificate will further provide for a minimum of 30 days' written notice to the insured of a cancellation of, or material change in, the insurance.  If a party is unable to maintain the insurance policies required under this Agreement through no fault of its own, then the party will forthwith notify the other party in writing and the parties will in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances. Either Party may request that the other increase the insurance coverage set forth in this paragraph in the event that such coverage is no longer deemed to be sufficient, in which case the parties shall in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate coverage.

13.4	Independent Contractors.

The parties are independent contractors and this Agreement and any Product Agreement will not be construed to create between Patheon and Client any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners, or any similar relationship, the existence of which is expressly denied by the parties.

13.5	No Waiver.

Neither party's failure to require the other party to comply with any provision of this Agreement or any Product Agreement will be deemed a waiver of the provision or any other provision of this Agreement or any  Product Agreement, with the exception of Sections 6.1 and 8.2 of this Agreement.

13.6	Assignment and Subcontracting.
(a)

Patheon may not assign this Agreement or any Product Agreement or any of its associated rights or obligations without the written consent of Client, this consent not to be unreasonably withheld.  Any assignee consented to by Client will covenant in writing with Client to be bound by the terms of this Agreement or the Product Agreement, and Patheon will remain liable hereunder. Patheon may arrange for subcontractors to perform specific testing services arising under any Product Agreement without the consent of Client if such subcontractors are set forth in the applicable Product Agreement or Quality Agreement. Further it is specifically agreed that Patheon may subcontract any part of the Manufacturing Services under a Product Agreement to any of its Affiliates.  Patheon will remain solely liable to Client for its obligations under this Agreement and each Product Agreement and Quality Agreement.

(b)

Subject to Section 8.2(e), Client may assign this Agreement or any Product Agreement or any of its associated rights or obligations without approval from Patheon.  But Client will give Patheon prior written notice of any assignment, any assignee will covenant in writing with Patheon to be bound by the terms of this Agreement or the Product Agreement, and Client will remain liable hereunder.  Any partial assignment will be subject to Patheon’s cost review of the assigned Products and Patheon may terminate this Agreement or any Product Agreement or any assigned part thereof, on 12 months’ prior written notice to Client and the assignee if good faith discussions do not lead to agreement on amended Manufacturing Service fees within a reasonable time.

(c)

Despite the foregoing provisions of this Section 13.6, either party may assign this Agreement or any Product Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business to which this Agreement or a Product Agreement relates, but the assignee must execute an agreement with the non-assigning party whereby it agrees to be bound hereunder.

13.7	Force Majeure.

Neither party will be liable for the failure to perform its obligations under this Agreement or any Product Agreement if the failure is caused by an event beyond that party's reasonable control,

including, but not limited to, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components, or compliance with any order or regulation of any government entity acting within colour of right (a "Force Majeure Event").  A party claiming a right to excused performance under this Section 13.7 will immediately notify the other party in writing of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents the performance, and shall use commercially reasonable efforts to recommence performance as soon as possible.  Either party may terminate this Agreement under Section 8.2(a) for a Force Majeure Event that has not resolved within 180 days.  Neither party will be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement or any Product Agreement.

13.8	Additional Product.

Additional Products may be added to, or existing Products deleted from, any Product Agreement by amendments to the Product Agreement including Schedules A, B, C, and D as applicable.

13.9	Notices.

Unless otherwise agreed in a Product Agreement, any notice, approval, instruction or other written communication required or permitted hereunder will be sufficient if made or given to the other party by personal delivery or confirmed receipt email or by sending the same by first class mail, postage prepaid to the respective addresses or electronic mail addresses set forth below:

If to Client:

Recro Ireland Limited

Block 2, Harbour Square

Crofton Rd.

Dun Laoghaire, Co Dublin

Email address: To be confirmed in writing promptly

If to Patheon:

Patheon UK Limited

Kingfisher Drive

Covingham

Swindon

SN3 6BZ

United Kingdom

Attention:  Legal Director

Email address: [***]

or to any other addresses or electronic mail addresses given to the other party in accordance with the terms of this Section 13.9.  Notices or written communications made or given by personal delivery, or electronic mail will be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States, Canada, or European Union mail, postage prepaid or upon receipt, whichever is sooner.

13.10	Severability.

If any provision of this Agreement or any Product Agreement or Quality Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.

13.11	Entire Agreement.

This Agreement, together with the applicable Product Agreement and the Quality Agreement, constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, or understandings concerning the subject matter hereof.  Any modification, amendment, or supplement to this Agreement or any Product Agreement must be in writing and signed by authorized representatives of both parties.  In case of conflict, the prevailing order of documents will be this Agreement, the Product Agreement, and the Quality Agreement.

13.12	Other Terms.

No terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or Patheon will have any effect on the rights, duties, or obligations of the parties under or otherwise modify this Agreement or any Product Agreement, regardless of any failure of Client or Patheon to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement or the applicable Product Agreement and is signed by both parties.

13.13	No Third Party Benefit or Right.

For greater certainty, nothing in this Agreement or any Product Agreement will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement or any Product Agreement.

13.14	Execution in Counterparts.

This Agreement and any Product Agreement or Quality Agreement may be executed in two or more counterparts, by original, facsimile or “pdf” signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.15	Use of Client Name.

Patheon will not make any use of Client’s name, trademarks or logo or any variations thereof, alone or with any other word or words, without the prior written consent of Client, which consent will not be unreasonably withheld.  Despite this, Client agrees that Patheon may include Client’s name and logo in customer lists or related marketing and promotional material for the purpose of identifying users of Patheon’s Manufacturing Services.

13.16	Taxes.

(a)Client will bear all taxes, duties, levies and similar charges (and any related interest and penalties) ("Tax" or "Taxes"), however designated, imposed as a result of the provision by the Patheon of Services under this Agreement, except:

(i)	any Tax based on net income or gross income that is imposed on Patheon by its jurisdiction of formation or incorporation ("Resident Jurisdiction");
(ii)

any Tax based on net income or gross income that is imposed on Patheon by jurisdictions other than its Resident Jurisdiction if this tax is based on a permanent establishment or other taxable presence of Patheon; and

(iii)

any Tax that is recoverable by Patheon in the ordinary course of business for purchases made by Patheon in the course of providing its Services, such as Value Added Tax (as more fully defined in subparagraph (d) below), Goods & Services Tax ("GST") and similar taxes.

(b)If Client is required to bear a tax, duty, levy or similar charge under this Agreement by any state, federal, provincial or foreign government, including, but not limited to, Value Added Tax, Client will pay the tax, duty, levy or similar charge and any additional amounts to the appropriate taxing authority as are necessary to ensure that the net amounts received by Patheon hereunder after all such payments or withholdings equal the amounts to which Patheon is otherwise entitled under this Agreement as if the tax, duty, levy or similar charge did not exist.

(c)Patheon will not collect an otherwise applicable tax if Client's purchase is exempt from Patheon's collection of the tax and a valid tax exemption certificate is furnished by Client to Patheon.

(d)If Section 13.16 (a)(iii) does not apply, any payment due under this Agreement for the provision of Services to Client by Patheon is exclusive of value added taxes, turnover taxes, sales taxes or similar taxes, including any related interest and penalties (hereinafter all referred to as "VAT"). If any VAT is payable on a Service supplied by Patheon to Client under this Agreement, this VAT will be added to the invoice amount and will be for the account of (and reimbursable to Patheon by) Client. If VAT on the supplies of Patheon is payable by Client under a reverse charge procedure (i.e., shifting of liability, accounting or payment requirement to recipient of supplies), Client will ensure that Patheon will not effectively be held liable for this VAT by the relevant taxing authorities or other parties. Where applicable, Patheon will ensure that its invoices to Client are issued in such a way that these invoices meet the requirements for deduction of input VAT by Client, if Client is permitted by law to do so. Where the Manufacturing Services are cancelled or the value of the Manufacturing Services under this Agreement is adjusted Patheon shall issue to Client an adjustment note or other such document in accordance with the local tax law.

(e)Unless consented to by Patheon, any Tax that Client pays, or is required to pay, but which Client believes should properly be paid by Patheon pursuant hereto may not be offset against sums due by Client to Patheon whether due pursuant to this Agreement or otherwise. Further, for any Tax remitted by Client but as to which Patheon is liable hereunder, if so requested by Client, Patheon shall promptly reimburse Client for such amounts paid on Patheon’s behalf.

13.17	Governing Law.

This Agreement and any Product Agreement, unless otherwise agreed by the parties in the Product Agreement and then only for purposes of that Product Agreement, will be construed and enforced in accordance with the laws of England and subject to the exclusive jurisdiction of the courts thereof.  The UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the Effective Date.

PATHEON UK LIMITED

By:  _/s/ Andrew Robinson_____________

Name:  ___Andrew Robinson__________

Title:  ___Director ___________________

Date: ___17 July 2017________________

RECRO IRELAND LIMITED

By:  __/s/ Brian Harrison______________

Name:  __Brian Harrison______________

Title:  ___Director____________________

Date: ___14-July 2017 ________________

APPENDIX 1

FORM OF PRODUCT AGREEMENT

(Includes Schedules A to D)

PRODUCT AGREEMENT

This Product Agreement (this “Product Agreement”) is issued under the Master Manufacturing Services Agreement dated 14 July 2017 between Patheon UK Limited and Recro Ireland Limited (the “Master Agreement”), and is entered into [insert effective date] (the “Effective Date”), between Patheon UK Limited, a corporation existing under the laws of England [or applicable founding jurisdiction for Patheon Affiliate], having a principal place of business at Kingfisher Drive, Covingham, Swindon, SN3 5BZ, England (“Patheon”) and [insert Client name, legal entity, founding jurisdiction and address] (“Client”).

The terms and conditions of the Master Agreement are incorporated herein except to the extent this Product Agreement expressly references the specific provision in the Master Agreement to be modified by this Product Agreement.  All capitalized terms that are used but not defined in this Product Agreement will have the respective meanings given to them in the Master Agreement.

The Schedules to this Product Agreement are incorporated into and will be construed in accordance with the terms of this Product Agreement.

1.	Product List and Specifications (See Schedule A attached hereto)
2.	Minimum Order Quantity, Annual Volume, and Price (See Schedule B attached hereto)
3.	Annual Stability Testing and Validation Activities (if applicable) (See Schedule C attached hereto)
4.	Active Materials, Active Materials Credit Value, and Maximum Credit Value (See Schedule D attached hereto)
5.	Yearly Forecasted Volume: (insert for sterile products if applicable under Section 4.2.1 of the Master Agreement)
6.	Territory: (insert the description of the Territory here)
7.	Manufacturing Site: (insert address of Patheon Manufacturing Site where the Manufacturing Services will be performed)
8.

Inflation Index: pursuant to Section 4.2(a) of the Master Agreement, the inflation index is [ ] [***]
9.	Currency: (if applicable under Section 1.4 of the Master Agreement)
10.	Initial Set Exchange Rate: (if applicable if Currency included above)
11.	Initial Product Term: (per Section 8.1 of the Master Agreement) from the Effective Date until December 31, 20__
12.	Notices: (if applicable under Section 13.9 of the Master Agreement)
13.	Other Modifications to the Master Agreement: (if applicable under Section 1.2 of the Master Agreement)

________________________________________

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Product Agreement as of the Effective Date set forth above.

PATHEON UK LIMITED

By:  _____________________________

Name:  ___________________________

Title:  _____________________________

Date: ______________________________

RECRO IRELAND LIMITED

By:  _____________________________

Name:  ___________________________

Title:  _____________________________

Date: _____________________________

SCHEDULE A

PRODUCT LIST AND SPECIFICATIONS

Product List

[insert product list]

Specifications

Prior to the start of commercial manufacturing of Product under this Agreement Client will give Patheon the copies of originally executed copies of the Specifications as approved by the applicable Regulatory Authority.  If the Specifications received are subsequently amended, then Client will give Patheon copies of the revised executed copies of the revised Specifications.  Upon acceptance of the revised Specifications, Patheon will give Client a signed and dated receipt indicating Patheon’s acceptance of the revised Specifications.

SCHEDULE B

MINIMUM ORDER QUANTITY, ANNUAL VOLUME, AND PRICE

[Insert Price Table]

Manufacturing Assumptions:

Packaging Assumptions:

Testing Assumptions:

[Drafting Note: ensure that the costs included/not included are consistent with the quote]

The following cost items are included in the Price for the Products:

[***]

[***]

The following cost items are not included in the Price for the Products:

[***]

[***]

SCHEDULE C

ANNUAL STABILITY TESTING [and VALIDATION ACTIVITIES (if applicable)]

Patheon and Client will agree in writing on any stability testing to be performed by Patheon on the Products.  This agreement will specify the commercial and Product stability protocols applicable to the stability testing and the fees payable by Client for this testing including the Price for the Product withdrawn for the stability testing.

[NTD: Schedule C should clearly indicate when and/or under what conditions Patheon’s responsibility to perform stability testing will end]

SCHEDULE D

ACTIVE MATERIALS

Active Materials	Supplier
l	l

ACTIVE MATERIALS CREDIT VALUE

The Active Materials Credit Value will be as follows:

PRODUCT	ACTIVE MATERIALS	ACTIVE MATERIALS CREDIT VALUE
Client’s actual cost for Active Materials not to exceed EUR_____per kilogram

MAXIMUM CREDIT VALUE

Patheon's liability for Active Materials calculated in accordance with Section 2.2 of the Master Agreement for any Product in a Year will not exceed, in the aggregate, the maximum credit value set forth below:

PRODUCT	MAXIMUM CREDIT VALUE
[***]

[End of Product Agreement]

EXHIBIT A

TECHNICAL DISPUTE RESOLUTION

Technical Disputes which cannot be resolved by negotiation as provided in Section 12.2 will be resolved in the following manner:

1.Appointment of Expert. Within ten Business Days after a party requests under Section 12.2 that an expert be appointed to resolve a Technical Dispute, the parties will jointly appoint a mutually acceptable expert with experience and expertise in the subject matter of the dispute.  If the parties are unable to so agree within the ten Business Day period, or if there is a disclosure of a conflict by an expert under Paragraph 2 hereof which results in the parties not confirming the appointment of the expert, then an expert (willing to act in that capacity hereunder) will be appointed by an experienced arbitrator on the roster of the American Arbitration Association.

2.Conflicts of Interest.  Any person appointed as an expert will be entitled to act and continue to act as an expert even if at the time of his appointment or at any time before he gives his determination, he has or may have some interest or duty which conflicts or may conflict with his appointment if before accepting the appointment (or as soon as practicable after he becomes aware of the conflict or potential conflict) he fully discloses the interest or duty and the parties will, after the disclosure, have confirmed his appointment.

3.Not Arbitrator.  No expert will be deemed to be an arbitrator and the provisions of the American Arbitration Act or of any other applicable statute (foreign or domestic) and the law relating to arbitration will not apply to the expert or the expert's determination or the procedure by which the expert reaches his determination under this Exhibit A.

4.Procedure.  Where an expert is appointed:

(a)

Timing.  The expert will be so appointed on condition that (i) he promptly fixes a reasonable time and place for receiving representations, submissions or information from the parties and that he issues the authorizations to the parties and any relevant third party for the proper conduct of his determination and any hearing and (ii) he renders his decision (with full reasons) within 15 Business Days (or another date as the parties and the expert may agree) after receipt of all information requested by him under Paragraph 4(b) hereof.

(b)

Disclosure of Evidence.  The parties undertake one to the other to give to any expert all the evidence and information within their respective possession or control as the expert may reasonably consider necessary for determining the matter before him which they will disclose promptly and in any event within five Business Days of a written request from the relevant expert to do so.

(c)

Advisors.  Each party may appoint any counsel, consultants and advisors as it feels appropriate to assist the expert in his determination and so as to present their respective cases so that at all times the parties will co-operate and seek to narrow and limit the issues to be determined.

(d)

Appointment of New Expert.  If within the time specified in Paragraph 4(a) above the expert will not have rendered a decision in accordance with his appointment, a new expert may (at the request of either party) be appointed and the appointment of the existing expert will thereupon cease for the purposes of determining the matter at issue between the parties except if the existing expert renders his decision with full reasons prior to the appointment of the new expert, then this decision will have effect and the proposed appointment of the new expert will be withdrawn.

(e)	Final and Binding. The determination of the expert will, except for fraud or manifest error, be final and binding upon the parties.
(f)

Costs.  Each party will bear its own costs for any matter referred to an expert hereunder and, in the absence of express provision in the Agreement to the contrary, the costs and expenses of the expert will be shared equally by the parties.

For greater certainty, the release of the Products for sale or distribution under the applicable marketing approval for the Products will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including this Exhibit A) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.

EXHIBIT B

QUARTERLY ACTIVE MATERIALS INVENTORY REPORT

TO:	[name of Client]

FROM:	PATHEON UK LIMITED [or applicable Patheon Affiliate]

RE:	Active Materials quarterly inventory report under Section 2.2(a) of the Master Manufacturing Services Agreement dated • (the "Agreement")

Reporting quarter:

Active Materials on hand
at beginning of quarter:	kg	(A)

Active Materials on hand
at end of quarter:	kg	(B)

Quantity Received during quarter:	kg	(C)

Quantity Dispensed[1] during quarter:	kg
(A + C – B)

Quantity Converted during quarter:	kg
(total Active Materials in Products produced and not rejected, recalled or returned or in work-in-process)

Capitalized terms used in this report have the meanings given to the terms in the Agreement.

PATHEON UK LIMITED	DATE:
[or applicable Patheon Affiliate]

Per:

Name:

Title:

[1]

Excludes any (i) Active Materials that must be retained by Patheon as samples, (ii) Active Materials contained in Product that must be retained as samples, (iii) Active Materials used in testing (if applicable), and (iv) Active Materials received or consumed in technical transfer activities or development activities, including, without limitation, any regulatory, stability, validation, or test batches manufactured during the quarter.

EXHIBIT C

REPORT OF ANNUAL ACTIVE MATERIALS INVENTORY RECONCILIATION

AND CALCULATION OF ACTUAL ANNUAL YIELD

TO:	[name of Client]

FROM:	PATHEON UK LIMITED [or applicable Patheon Affiliate]

RE:	Active Materials annual inventory reconciliation report and calculation of Actual Annual Yield under Section 2.2(a) of the Master Manufacturing Services Agreement dated • (the "Agreement")

Reporting Year ending:

Active Materials on hand
at beginning of Year:		kg	(A)

Active Materials on hand
at end of Year:		kg	(B)

Quantity Received during Year:		kg	(C)

Quantity Dispensed[2] during Year:		kg	(D)
(A + C - B)

Quantity Converted during Year:		kg	(E)
(total Active Materials in Products produced and not rejected, recalled or returned or in work-in-process)

Active Materials Credit Value:	EUR	/ kg	(F)

Target Yield:		%	(G)

Actual Annual Yield:		%	(H)
((E ∕ D) * 100)

Shortfall Credit:	EUR		(I)
[***]	(if a negative number, insert zero)

[2]

Excludes any (i) Active Materials that must be retained by Patheon as samples, (ii) Active Materials contained in Product that must be retained as samples, (iii) Active Materials used in testing (if applicable), and (iv) Active Materials received or consumed in technical transfer activities or development activities, including, without limitation, any regulatory, stability, validation, or test batches manufactured during the Year.

Based on the foregoing reimbursement calculation Patheon will reimburse Client the amount of EUR                                        .

Surplus Credit: EUR	(J)
[***]

Based on the foregoing reimbursement calculation Patheon may carry forward one Year a Surplus Credit in the amount of EUR                      .

Capitalized terms used in this report have the meanings given to the terms in the Agreement.

DATE:

PATHEON UK LIMITED

[or applicable Patheon Affiliate]

Per:

Name:

Title: